UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2009

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	I.R.S. Employer Identification No.

1-5324	NORTHEAST UTILITIES (a Massachusetts voluntary association) One Federal Street, Building 111-4 Springfield, Massachusetts 01105 Telephone number: (413) 785-5871	04-2147929
1-6392	PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE (a New Hampshire corporation) Energy Park 780 North Commercial Street Manchester, New Hampshire 03101-1134 Telephone number: (603) 669-4000	02-0181050

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

o

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.

Other Events

Item 8.01.

Other Events.

On April 17, 2009, Public Service Company of New Hampshire (“PSNH” or the “Company”) filed with the Public Utilities Commission of the State of New Hampshire (the “Commission”) a Petition for Temporary Rates requesting a temporary increase of $36.4 million in annual distribution service revenues, to be effective on July 1, 2009.

Following technical sessions conducted among the Office of Consumer Advocate, PSNH and Commission Staff, PSNH revised the proposed effective date of its request for temporary rates to August 1, 2009.  PSNH subsequently filed with the Commission requests for changes in its Energy Service (“ES”) rate (which rate covers its generation assets), Stranded Cost Recovery Charge (“SCRC”) rate and Transmission Cost Adjustment Mechanism (“TCAM”) rate to be effective on the same date. An anticipated reduction in the ES rate is projected to offset in full the increase requested for temporary distribution rates as well as any changes in the SCRC and TCAM rates.

On June 30, 2009, PSNH filed with the Commission a request for a permanent increase in annual distribution service revenues of approximately $51 million to be effective on August 1, 2009.

On July 6, 2009, PSNH and the Commission Staff entered into a Stipulation and Settlement Regarding Temporary Rates (the “Settlement Agreement”), which, if accepted by the Commission, will resolve all issues regarding PSNH’s request for temporary rates.  In the Settlement Agreement, PSNH and the Commission Staff agreed on a temporary increase of $25.6 million in annual distribution service revenues.  While the Settlement Agreement will result in an increase to distribution service rates effective August 1, 2009, when taken together with PSNH’s requested simultaneous changes to its ES rate, SCRC rate and TCAM rate, the result would be a net decrease of approximately 1% in rates billed to customers who take energy service from PSNH.

Any temporary rate level approved by the Commission is subject to reconciliation upon Commission approval of a permanent distribution rate change.

The Commission will hold a hearing to consider the Settlement Agreement on July 13, 2009.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE (Registrants)
July 8, 2009	By: /s/ David R. McHale David R. McHale Executive Vice President and Chief Financial Officer

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